Exhibit 1.1

EXECUTION COPY

$515,000,000

CREDIT AGREEMENT

among

BLUE OWL FINANCE LLC,

as Borrower,

BLUE OWL CAPITAL HOLDINGS LP and BLUE OWL CAPITAL CARRY LP,

as Parent Guarantors,

the Subsidiary Guarantors party hereto,

BANK OF AMERICA, N.A.,

as Syndication Agent,

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION and

SUMITOMO MITSUI BANKING CORPORATION,

as Co-Documentation Agents

and

MUFG BANK, LTD.,

as Administrative Agent

Dated as of December 7, 2021

MUFG BANK, LTD.,

BOFA SECURITIES, INC., JPMORGAN CHASE BANK, N.A.,

WELLS FARGO SECURITIES, LLC and SUMITOMO MITSUI BANKING CORPORATION,

as Joint Lead Arrangers and Joint Bookrunners

i

4.2	Due Authorization; No Conflict; Enforceable Obligations	52
4.3	[Reserved]	52
4.4	Charter Documents	52
4.5	[Reserved]	52
4.6	[Reserved]	52
4.7	Litigation	52
4.8	No Material Adverse Change in Financial Statements	52
4.9	[Reserved]	52
4.10	Regulatory Compliance	53
4.11	Taxes	53
4.12	Subsidiaries	53
4.13	ERISA	53
4.14	Government Consents	53
4.15	Full Disclosure	53
4.16	Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws	54
4.17	Use of Proceeds	54
4.18	[Reserved]	54
4.19	Affected Financial Institutions	54
4.20	Plan Assets; Prohibited Transactions	54
4.21	Patriot Act	54

SECTION 5. CONDITIONS PRECEDENT		54

5.1	Conditions to Effectiveness	54
5.2	Conditions to Each Extension of Credit	56

SECTION 6. AFFIRMATIVE COVENANTS		56

6.1	Good Standing; Compliance	56
6.2	Government Compliance, Etc	56
6.3	Financial Statements, Reports, Certificates	57
6.4	[Reserved]	58
6.5	Taxes	58
6.6	[Reserved]	58
6.7	Guarantor Requirements	58
6.8	Anti-Corruption Laws and Sanctions	58
6.9	Know your Customer	59
6.10	Maintenance of Property	59
6.11	Maintenance of Insurance	59
6.12	Books and Records; Inspection of Property; Discussions	59

SECTION 7. NEGATIVE COVENANTS		59

7.1	Dispositions	59
7.2	Change in Business, Control, Name, or Executive Office	60
7.3	Fundamental Changes	60
7.4	Priority Debt	60
7.5	Encumbrances	60

7.6	Investments	60
7.7	Transactions with Affiliates	61
7.8	Subordinated Debt	61
7.9	Compliance	61
7.10	Sanctions	62
7.11	Anti-Corruption	62
7.12	Swap Contracts	62
7.13	Amendments or Waivers of Charter Documents	62
7.14	Maximum Total Net Leverage Ratio	62
7.15	Minimum Assets Under Management	62

SECTION 8. EVENTS OF DEFAULT		62

SECTION 9. THE ADMINISTRATIVE AGENT		64

9.1	Appointment	64
9.2	Delegation of Duties	64
9.3	Exculpatory Provisions	65
9.4	Reliance by Administrative Agent	65
9.5	Notice of Default	65
9.6	Non-Reliance on Administrative Agent and Other Lenders	65
9.7	Indemnification	66
9.8	Administrative Agent in Its Individual Capacity	66
9.9	Successor Administrative Agent	66
9.10	Arrangers and Syndication Agent	67
9.11	Certain ERISA Matters.	67
9.12	[Reserved]	68
9.13	Erroneous Payments	68
9.14	Defined Terms	69

SECTION 10. MISCELLANEOUS		69

10.1	Amendments and Waivers	69
10.2	Notices	70
10.3	No Waiver; Cumulative Remedies	71
10.4	Survival of Representations and Warranties	71
10.5	Payment of Expenses	71
10.6	Successors and Assigns; Participations and Assignments	72
10.7	Adjustments; Set-off	75
10.8	Counterparts	76
10.9	Severability	77
10.10	Integration	77
10.11	Governing Law	77
10.12	Submission To Jurisdiction; Waivers	77
10.13	Acknowledgements	78
10.14	Confidentiality	78
10.15	WAIVERS OF JURY TRIAL	79
10.16	USA Patriot Act	79

10.17	Interest Rate Limitation	80
10.18	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	80

SECTION 11. GUARANTY		80

11.1	Guaranty	80
11.2	Guaranty of Payment	81
11.3	No Discharge or Diminishment of Guaranty	81
11.4	Defenses Waived	81
11.5	Rights of Subrogation	82
11.6	Reinstatement; Stay of Acceleration	82
11.7	Information	82
11.8	Release of Subsidiary Guarantors	82
11.9	Taxes	82
11.10	Maximum Liability	83
11.11	Contribution	83
11.12	Liability Cumulative	83
11.13	Keepwell	84
11.14	Acknowledgement Regarding Any Supported QFCs	84

SCHEDULES:

1.1	Revolving Commitments
1.2	Issuing Lender Commitments
4.12	Subsidiaries
7.5	Existing Liens
7.6	Existing Investments

EXHIBITS:

A	Form of Compliance Certificate
B	[Reserved]
C	Form of Assignment and Assumption
D	[Reserved]
E-1	Form of U.S. Tax Compliance Certificate—For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
E-2	Form of U.S. Tax Compliance Certificate—For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
E-3	Form of U.S. Tax Compliance Certificate—For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
E-4	Form of U.S. Tax Compliance Certificate— For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
F-1	Form of Increased Facility Activation Notice—Incremental Revolving Commitments
F-2	Form of Additional Lender Supplement
G	Form of Borrowing Notice
H-1	Form of Extension Request
H-2	Form of Continuation Notice
I	Form of Joinder Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of December 7, 2021, among Blue Owl Finance LLC, a Delaware limited liability company (the “Borrower”), Blue Owl Capital Holdings LP, a Delaware limited partnership (“Blue Owl Holdings”), Blue Owl Capital Carry LP, a Delaware limited partnership (“Blue Owl Carry”, and together with Blue Owl Holdings, each, a “Parent Guarantor”, and collectively, the “Parent Guarantors”), the Subsidiary Guarantors from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and MUFG Bank, Ltd., as administrative agent (the “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1 hereof;

WHEREAS, the Borrower has requested that the Lenders establish a $515,000,000 revolving credit facility in favor of the Borrower in accordance with the terms set forth herein;

WHEREAS, the proceeds of any borrowing hereunder will be used to refinance certain existing Indebtedness and finance the working capital needs and general corporate purposes of the Borrower and its Affiliates; and

WHEREAS, the Lenders have agreed to make the revolving facility available upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Guarantors, the Lenders, the Administrative Agent and the Issuing Lenders agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the New York Fed Bank Rate in effect on such day plus 0.50% and (c) Adjusted Term SOFR for a one-month Interest Period on such day plus 1%; provided that, if the ABR shall be less than one percent (1%) per annum, such rate shall be deemed to be one percent (1%) per annum for purposes of this Agreement. Any change in the ABR due to a change in the Prime Rate, the New York Fed Bank Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the New York Fed Bank Rate or Adjusted Term SOFR, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“ABR Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Acquired Indebtedness”: Indebtedness of a Subsidiary or Loan Party acquired after the Closing Date or a Person merged or combined with any member of the Parent Guarantor Group after the Closing Date and Indebtedness otherwise incurred or assumed by any member of the Parent Guarantor Group in connection with any Acquisition of, or merger, consolidation or amalgamation with, a Person or a division or line of business of a Person or a controlling interest in a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in any such Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement.

“Acquisition”: any acquisition, or a series of related acquisitions, of (a) Capital Stock in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, fund, product line or line of business of) any Person.

“Additional Lender”: as defined in Section 2.20(a).

“Adjusted Term SOFR”: with respect to any SOFR Loan for any Interest Period or any ABR Loan determined by reference to clause (c) of the definition of ABR, an interest rate per annum equal to (a) Term SOFR for the applicable Interest Period plus (b) the Term SOFR Adjustment for such Interest Period; provided that, if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Administrative Agent”: MUFG Bank, Ltd., together with its affiliates, as the arranger of the Revolving Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its permitted successors and assigns.

“Advisory Services”: any investment or asset management services, financial advisory services or money management services.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, and members.

“Agent Indemnitee”: as defined in Section 9.7.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Ancillary Document”: as defined in Section 10.8.

“Anti-Corruption Laws”: as defined in Section 7.11.

“Anti-Money Laundering Laws”: any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to any member of the Parent Guarantor Group from time to time related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin”: for any day, with respect to any ABR Loan or SOFR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Margin for ABR Loans”, “Applicable Margin for SOFR Loans” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and Fitch, respectively, applicable on such date to the Index Debt:

Pricing Level	Ratings of Index Debt (S&P / Moody’s / Fitch)	Commitment Fee Rate	Applicable Margin for SOFR Loans	Applicable Margin for ABR Loans
Pricing Level I	A-/A3/A- or higher	0.15%	1.25%	0.25%
Pricing Level II	BBB+/Baa1/BBB+	0.20%	1.375%	0.375%
Pricing Level III	BBB/Baa2/BBB	0.25%	1.50%	0.50%
Pricing Level IV	BBB-/Baa3/BBB-	0.30%	1.625%	0.625%
Pricing Level V	BB+/Ba1/BB+ or lower	0.40%	1.875%	0.875%

For purposes of the foregoing: (i) if the ratings established by two or more Rating Agencies for the Index Debt shall fall within the same Pricing Level, the Applicable Margin and Commitment Fee Rate shall be determined by reference to such Pricing Level; (ii) if none of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a rating in Pricing Level V; (iii) if only one Rating Agency shall have in effect a rating for the Index Debt, the Applicable Margin and Commitment Fee Rate shall be determined by reference to the Pricing Level in which such rating falls; (iv) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall each fall within different Pricing Levels from each other, the Applicable Margin and Commitment Fee Rate shall be based on the Pricing Level that is not the highest or the lowest of the three Pricing Levels resulting from such ratings; (v) if only two of S&P, Moody’s and Fitch shall have in effect a rating for the Index Debt and such ratings shall fall within different Pricing Levels, the Applicable Margin and Commitment Fee Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Pricing Levels lower than the other, in which case the Applicable Margin and Commitment Fee Rate shall be determined by reference to the Pricing Level next below that of the higher of the two ratings; and (vi) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to the Loan Documents or otherwise. Each change in the Applicable Margin and Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Margin and Commitment Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Value”: with respect to any assets of any Managed Fund means the value attributed thereto for purposes of calculating Management Fees in respect thereof.

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Assets Under Management”: with respect to the Parent Guarantor Group on any date, the Applicable Value of any and all assets of any Managed Fund (including, for the avoidance of doubt, (x) the investments of such Managed Fund and (y) any capital that may be called from investors in such Managed Fund, to the extent Management Fees are payable to the Parent Guarantor Group with respect to such capital) in respect of which Current Management Fees are paid or accrued, directly or indirectly, to any Loan Party or any of their respective Subsidiaries (including any Person acquired in an Acquisition) pursuant to applicable Management Fee Agreements, including assets directly held by investment funds, managed accounts or similar products (or any Subsidiaries of the foregoing) advised or sub-advised by any member of the Parent Guarantor Group; provided that, for purposes of such determination only Managed Funds with respect to which any Current Management Fees shall have been paid or accrued, directly or indirectly, to any member of the Parent Guarantor Group (including any Person acquired in an Acquisition during such period) shall be included.

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(e).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b).

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date”: in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Blue Owl Carry”: as defined in the preamble hereto.

“Blue Owl Holdings”: as defined in the preamble hereto.

“Blue Owl Product”: (a) any investment vehicle (whether open-ended or closed-ended) including, without limitation, an investment fund (including any Managed Fund) or company, a general or limited partnership, a trust, a company or other business entity organized in any jurisdiction (i) sponsored or promoted by a member of the Parent Guarantor Group or any of their respective Affiliates, (ii) for which a member of the Parent Guarantor Group or any of their respective Affiliates acts as a general partner or managing member (or in a similar capacity) or (iii) for which a member of the Parent Guarantor Group or any of their respective Affiliates acts as an investment adviser or investment manager; or (b) any portfolio company or investment of any such investment fund (including any Managed Fund) or vehicle or any special purpose entity formed to acquire or hold any such portfolio company or investment.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”: each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease”: as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, equity appreciation rights, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Capitalized Lease Obligations”: as applied to any Person, all obligations under Capital Leases of such Person or any of its subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP; provided that obligations with respect to leases which would have been classified as operating leases on or prior to December 15, 2018 shall not be deemed to be capital lease obligations for the purposes of this definition.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (i) Marketable direct obligations issued or unconditionally guaranteed or insured by the United States of America or any agency or any State thereof maturing within two (2) years from the date of acquisition thereof, (ii) securities issued or unconditionally guaranteed or insured by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, having maturities of not more than two (2) years from the date of acquisition by such person and having a rating of “A” (or such other similar equivalent rating) or higher by at least one of either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) commercial paper maturing no more than two (2) years from the date of having a rating of at least A-2 or P 2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iv) certificates of deposit maturing no more than two (2) years from the date of investment therein issued by any Lender, (v) other securities maturing no more than two (2) years from the date of having a rating of at least A-3 or P 3 from either Standard & Poor’s Corporation or Moody’s Investors Service and (vi) money market accounts (including any such accounts containing any of the foregoing).

“Change in Control”: the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Parent Guarantor Group to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or any successor provision), other than to a Continuing Blue Owl Entity; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or any successor provision), other than a Continuing Blue Owl Entity, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor provision) of a controlling interest in (i) the Public Parent or (ii) one or more Guarantors comprising all or substantially all of the assets of the Parent Guarantor Group and (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Charter Documents”: the partnership agreement of a Person that is a limited partnership, the operating agreement or limited liability company agreement of a Person that is a limited liability company, the bylaws of a Person that is a corporation, any other governing charter document of a Person, and any other organizational, formation, or operational documents of a Person.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is December 7, 2021.

“Code”: the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agent”: each Co-Documentation Agent identified on the cover page of this Agreement.

“Commitment Fee Rate”: as set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Conforming Changes”: with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA”: of the Parent Guarantor Group for any period of four consecutive fiscal quarters of the Parent Guarantor Group, determined on a combined basis as provided in Section 1.2 in accordance with GAAP, the sum of (a) Consolidated Net Income for such period plus (b) in each case without duplication and to the extent the respective amounts described in clauses (i) through (ix) below reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which Consolidated EBITDA is being determined, the sum of:

(i) income tax expense (including any provision for taxes based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations)),

(ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans),

(iii) depreciation and amortization expense (including deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits),

(iv) amortization of deferred revenue share buyout consideration,

(v) other non-cash charges (but excluding any such charges in respect of which cash was paid in a prior period and not then deducted in determining Consolidated EBITDA for such prior period or will be paid in a future period and not then deducted in determining Consolidated EBITDA for such future period), including any negative incentive carry,

(vi) [reserved],

(vii) any expenses, charges, commissions, discounts, yield and other fees (other than depreciation or amortization expense as described above) related to any issuance of any Capital Stock, Investment, Acquisition, disposition, recapitalization, or other strategic transactions not in the ordinary course of business, or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful),

(viii) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of any Loan Party or Subsidiary thereof (other than contributions received from any Loan Party or Subsidiary thereof) or net cash proceeds of an issuance of Capital Stock of any Loan Party or Subsidiary thereof (other than to another Loan Party or Subsidiary thereof), and

(ix) extraordinary, non-recurring or unusual or other one-time losses, charges, costs and expenses decreasing Consolidated Net Income for such period,

minus, (c) without duplication and to the extent the amount described below increased such Consolidated Net Income for the respective period for which Consolidated EBITDA is being determined, the sum of:

(i) income tax credits (to the extent not netted from income tax expense),

(ii) extraordinary, non-recurring or unusual or other one-time gains increasing Consolidated Net Income for such period,

(iii) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, and

(iv) any non-cash items of income for such period.

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any period of four consecutive fiscal quarters ending as of September 30, 2021 or the last day of any of the first two fiscal quarters ending after the Closing Date (each such fiscal quarter being referred to as an “Annualized Quarter”), Consolidated EBITDA shall be equal to the product of (I) Consolidated EBITDA for the period commencing on July 1, 2021 and ending on the last day of such Annualized Quarter, multiplied by (II) (A) four, in the case of the Annualized Quarter ending September 30, 2021, (B) two, in the case of the Annualized Quarter ending December 31, 2021 or (C) four thirds (4/3), in the case of the Annualized Quarter ending March 31, 2022.

“Consolidated Net Income”: with respect to the Parent Guarantor Group for any period, the aggregate of the net income (or loss) of the Parent Guarantor Group for such period, determined on a combined basis as provided in Section 1.2 in accordance with GAAP; provided that, without duplication:

(i) any income or loss from disposed of, abandoned, closed or discontinued operations or fixed assets and any gain or loss on the dispositions of disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(ii) any gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iii) any income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Contracts or other derivative instruments shall be excluded,

(iv) the net income (or loss) for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash to the referent Person,

(v) the cumulative effect of a change in accounting principles during such period shall be excluded,

(vi) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments relating to impairments and amortization arising pursuant to GAAP, shall be excluded,

(viii) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(ix) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(x) any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xi) any realized gains or losses on investments shall be excluded,

(xii) any deductions attributable to non-controlling interests shall be excluded, and

(xiii) any gains or losses resulting from changes in the tax receivable agreement liability shall be excluded.

“Consolidated Total Debt”: as of any date, all Indebtedness of the Parent Guarantor Group on such date, determined on a combined basis as provided in Section 1.2 in accordance with GAAP; provided that, for purposes of determining Consolidated Total Debt at any time after the definitive agreement for any Material Acquisition shall have been executed, any Indebtedness (“Pre-Funded Acquisition Debt”) that has been incurred for the purpose of financing the consideration payable upon the consummation of such Material Acquisition shall be disregarded until the earliest to occur of any of the following: (A) such Material Acquisition shall have been consummated, (B) such Indebtedness has been outstanding for more than 12 months or (C) the definitive agreement for such acquisition is terminated; provided further that any Pre-Funded Acquisition Debt shall only be disregarded pursuant to the immediately foregoing proviso to the extent the proceeds thereof are maintained by the applicable member of the Parent Guarantor Group in the form of cash or Cash Equivalents.

“Contingent Obligation”: as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to: (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Continuing Blue Owl Entity”: any entity that, immediately following any relevant date of determination, is directly or indirectly controlled by one or more persons who, as of any date of determination (i) each have devoted substantially all of his or her business and professional time to the activities of the Loan Parties and/or their Subsidiaries or affiliated funds and investment vehicles during the 12-month period immediately preceding such date and (ii) directly or indirectly control a majority of the voting stock (or other similar interests) in the Public Parent or any successor entity.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Party”: the Administrative Agent, any Issuing Lender or any other Lender.

“Current Management Fee”: any Management Fee for which payment thereof is current, as adjusted to exclude any amount subject to a fee waiver or deferral.

“Default”: any event that is, or after notice or passage of time or both would be, an Event of Default whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding

(specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action (or its Lender Parent has become the subject of a Bail-In Action).

“Division”: in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollars” and “$”: dollars in lawful currency of the United States.

“ECP”: an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“ERISA”: the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event”: (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; or (f) the imposition of Withdrawal Liability on any Loan Party or any ERISA Affiliate or the receipt of any notice by any Loan Party or any ERISA Affiliate of the insolvency, within the meaning of Title IV of ERISA, of any Multiemployer Plan to which any Loan Party or any ERISA Affiliate is obligated to contribute.

“Erroneous Payment”: as defined in Section 9.13(a).

“Erroneous Payment Notice” as defined in Section 9.13(a).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office (or relevant office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower) located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) U.S. Federal withholding Taxes imposed or that are required to be withheld on amounts payable to or for the account of such Credit Party pursuant to a law in effect on the date on which (i) such Credit Party becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.18) or (ii) in the case of a Lender, such Lender changes its office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes which were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Revolving Commitment or to such Lender immediately before it changed its office for receiving payments from or on account of the Borrower or making funds available to or for the benefit of the Borrower, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.15(f), (d) any withholding Taxes imposed under FATCA, and (f) U.S. backup withholding Taxes.

“Existing Credit Agreement”: the Credit Agreement, dated as of April 15, 2021, among the Owl Rock Capital Advisors LLC, the lenders party thereto, MUFG Bank, Ltd., as administrative agent, and MUFG Union Bank, N.A., as collateral agent, as amended prior to the Closing Date.

“Facility”: the Revolving Commitments and Incremental Revolving Commitments and in each case, the extensions of credit made thereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Fitch”: Fitch Ratings Inc.

“Floor”: a rate of interest equal to 0.00%.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations”: (i) with respect to the Borrower, the Specified Ancillary Obligations (other than any Specified Ancillary Obligations of the Borrower) and (ii) with respect to any Guarantor, the Obligations (other than any Obligations of such Guarantor), and, in each case, all reasonable and documented out-of-pocket costs and expenses payable pursuant to Section 10.5 hereof; provided that, in each case, the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Party of any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Guarantors”: the Parent Guarantors and the Subsidiary Guarantors.

“Guaranty”: Section 11 of this Agreement.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.20(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit F-1.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Incremental Revolving Commitments”: as defined in Section 2.20(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, but excluding trade payables arising in the ordinary course of business and not more than ninety (90) days past due, deferred fees in connection with third party fundraising in the ordinary course of business and deferred compensation incurred in the ordinary course of business, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all Capitalized Lease Obligations and (d) all Contingent Obligations.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee”: as defined in Section 10.5(c).

“Indemnified Liabilities”: as defined in Section 10.5(c).

“Index Debt”: senior, unsecured, long-term indebtedness for borrowed money of Public Parent that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Assignee”: (a) a natural Person, (b) a Defaulting Lender or its Lender Parent, (c) a Loan Party or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural Person or relative(s) thereof.

“Insolvency Proceeding”: any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any SOFR Loan having an Interest Period of three months or less, the last day of such Interest

Period, (c) as to any SOFR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof and the final maturity date of such Loan.

“Interest Period”: as to any Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable borrowing request or notice of continuation or conversion; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Revolving Termination Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.12(e) shall be available for specification in such borrowing request or notice of continuation or conversion. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Investment”: any Acquisition or any loan, advance or capital contribution to any Person.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of MUFG Bank, Ltd., Bank of America, N.A. and any other Lender approved by the Administrative Agent and the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Issuing Lender Commitment”: with respect to each Issuing Lender, the commitment of such Issuing Lender to issue Letters of Credit hereunder. The amount of each Issuing Lender’s Issuing Lender Commitment as of the Closing Date is set forth on Schedule 1.2, or if an Issuing Lender has entered into an Assignment and Assumption or has otherwise assumed an Issuing Lender Commitment after the Closing Date, the amount set forth for such Issuing Lender as its Issuing Lender Commitment in the Register maintained by the Administrative Agent. The Issuing Lender Commitment of an Issuing Lender may be modified from time to time by agreement between such Issuing Lender and the Borrower, and notified to the Administrative Agent.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit I or such other form approved by the Administrative Agent.

“L/C Commitment”: $60,000,000.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender in respect of such Letter of Credit.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Liabilities”: any losses, claims (whether brought by a Loan Party, its affiliates or equity holders or any other party), damages or liabilities of any kind and on any theory of liability (other than taxes, except to the extent arising from a non-tax claim).

“Lien”: with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (including any leases which would have been deemed to be operating leases on or prior to December 15, 2018) be deemed to constitute a Lien.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Notes, any letter of credit applications and any agreements between the Borrower and an Issuing Lender regarding the issuance by such Issuing Lender of Letters of Credit hereunder and/or the respective rights and obligations between the Borrower and such Issuing Lender in connection therewith and any other documents prepared in connection with the other Loan Documents, if any, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the Borrower and the Guarantors.

“Majority Economic Interest”: any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Parent Guarantor Group (other than entities within the Parent Guarantor Group).

“Managed Fund”: any private equity fund, real estate investment fund, hedge fund or similar investment fund or vehicle, collateralized loan obligation, separately managed account, or business development company or any insurance company, in all cases, in respect of which any member of the Parent Guarantor Group acts as manager or investment advisor or has rights with respect to Management Fees.

“Management Fee”: without duplication, with respect to any Managed Fund, any and all net management fees and other similar net recurring fees for similar management services (other than, in each case, incentive or performance fees dependent on investment performance or results and carried interest) payable in cash (whether pursuant to a Management Fee Agreement or otherwise).

“Management Fee Agreement”: any agreement or instrument requiring the payment of Management Fees, including any such agreement contained in the limited partnership agreement or other organizational documents of a Managed Fund.

“Margin Stock”: margin stock within the meaning of Regulations T, U and X of the Board, as applicable.

“Material Acquisition”: an Acquisition having total consideration (including earnouts and other deferred or contingent consideration, calculated without giving effect to GAAP adjustments with respect to fair value) not less than $500,000,000.

“Material Adverse Effect”: a material adverse effect on (i) the business, operations or financial condition of the Loan Parties, taken as a whole, (ii) the ability of any Loan Party to repay the Obligations or otherwise perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Assets Under Management”: with respect to any acquisition of any Person, division or line of business that provides Advisory Services or any related subadvisory services by any Loan Party or an Affiliate thereof after the Closing Date and determined immediately upon the consummation of such acquisition, the aggregate amount of Assets Under Management attributable to the applicable Person, division or line of business so acquired.

“New Blue Owl Entity”: any Subsidiary of Public Parent that is governed by Blue Owl Capital GP LLC other than (i) a then-existing Guarantor, (ii) any Person in which Public Parent directly or indirectly owns its interest through one or more then-existing Guarantors or (iii) any Person through which Public Parent directly or indirectly owns its interests in one or more then-existing Guarantors.

“New York Fed Bank Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “New York Fed Bank Rate” means the rate quoted for such day for a federal funds transaction at 11:00 A.M. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Non-U.S. Lender”: a Credit Party that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligated Party”: as defined in Section 11.02.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Specified Ancillary Obligations and all other obligations and liabilities of the Borrower to the

Administrative Agent, any Issuing Lender or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, Reimbursement Obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, any Issuing Lender or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided that, in each case, the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Party of any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in any Loan or otherwise with respect to this Agreement (other than an assignment made pursuant to Section 2.18).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight borrowings of eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate.

“Parent Guarantor Group”: the Loan Parties and their respective consolidated Subsidiaries.

“Parent Guarantors”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.16.

“Payment in Full”: payment in full in cash of all Obligations, the termination of all Revolving Commitments and the termination and return (without pending draw) of each Letter of Credit (or Cash Collateralization thereof in a manner reasonably acceptable to the applicable Issuing Lender and the Administrative Agent).

“PBGC”: the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Permitted Investment”:

(a) Investments existing on the Closing Date disclosed in Schedule 7.6 and any modification, refinancing, renewal, refunding, replacement or extension thereof; provided that the principal amount of any Investment permitted pursuant to this clause (a) is not increased from the amount of such Investment on the Closing Date (other than any increases as a result of accrued interest, fees, costs and expenses thereon);

(b) intercompany Investments among members of the Parent Guarantor Group;

(c) Investments in any Loan Party or Subsidiary thereof; provided that any Investment by any Loan Party in a non-wholly-owned Subsidiary shall be made pursuant to clause (i) or (j) below;

(d) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) Investments in Blue Owl Products;

(f) Swap Contracts permitted under Section 7.12;

(g) Investments in the form of promissory notes and other non-cash consideration received in connection with any Transfer or transfer permitted by this Agreement;

(h) Investments acquired as a result of any Person becoming a Subsidiary or in connection with an Acquisition permitted hereunder (provided that such Investments were not made in contemplation of such Person becoming a Subsidiary or such Acquisition and were in existence at the time of such of such Person becoming a Subsidiary or such Acquisition) and any modification, refinancing, renewal, refunding, replacement or extension of such Investments (provided that the principal amount of any Investment permitted pursuant to this clause (h) is not increased from the amount of such Investment on the date of such Person becoming a Subsidiary or of such Acquisition, other than any increases as a result of accrued interest, fees, costs and expenses thereon);

(i) other Investments (other than any Acquisition) so long as the aggregate outstanding amount of all Investments made in reliance on this clause (i) does not at any time exceed $100,000,000;

(j) Acquisitions so long as (i) at the time of and immediately after giving effect (including giving effect on a pro forma basis) to such Acquisition and any Indebtedness incurred or assumed in connection therewith, (x) no Specified Default shall have occurred and be continuing or would result therefrom and (y) the Loan Parties are in compliance with the financial covenants set forth in Sections 7.14 and 7.15, and (ii) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened in writing by any shareholder or director of the seller or entity to be acquired; and

(k) Investments made in third parties pursuant to a community loan program in an aggregate outstanding amount not to exceed $5,000,000 at any time.

“Permitted Liens”:

(a) Liens existing on the date hereof and listed on Schedule 7.5;

(b) Liens on Cash Collateral granted pursuant to the Loan Documents;

(c) Liens (i) upon or in any Equipment acquired or held by the Borrower to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition; provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d) Liens to secure payment of worker’s compensation, employment insurance, old age pensions or other social security obligations of the Borrower in the ordinary course of the Borrower’s business;

(e) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Borrower maintains adequate reserves;

(f) any Lien on any property or asset of any member of the Parent Guarantor Group securing Acquired Indebtedness; provided that such Lien (i) does not apply to any other property or assets of the Parent Guarantor Group not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) is not created in contemplation of or in connection with such acquisition;

(g) Liens securing Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by any member of the Parent Guarantor Group prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Capital Stock of any person owning such property) not prohibited under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement; and any refinancing Indebtedness in respect thereof; provided that such Liens do not apply to any property or assets of the Parent Guarantor Group other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness refinanced thereby), and accessions and additions thereto, proceeds and products thereof and customary security deposits; provided that individual financings provided by one lender may be cross-collateralized to other such financings provided by such lender (and its Affiliates);

(h) Liens securing judgments that do not constitute an Event of Default;

(i) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights or (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(j) Liens securing (i) Indebtedness or other obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guaranties and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or (ii) Indebtedness or other obligations in respect of letters of credit, bank guaranties, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practices and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guaranties or similar obligations and the proceeds and products thereof;

(k) leases or subleases, licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of the Parent Guarantor Group, taken as a whole;

(l) Liens solely on any cash earnest money deposits made by any member of the Parent Guarantor Group in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(m) Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(n) Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(o) Liens deemed to exist in connection with repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to trading accounts or other brokerage accounts, in each case, maintained in the ordinary course of business and not for speculative purposes;

(p) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(q) in the case of real property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(r) Liens securing Indebtedness or other obligation (i) of any member of the Parent Guarantor Group in favor of any Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(s) other Liens with respect to property or assets of any member of the Parent Guarantor Group securing obligations in an aggregate principal amount that at the time of, and after giving effect to, the incurrence of such Liens, would not exceed $150,000,000;

(t) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness or other obligations secured by Liens of the type described in clauses (a) through (r) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

(u) Liens incurred in connection with any secured Swap Obligation or other non-speculative hedging arrangements.

“Person”: any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or Governmental Authority.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pre-Funded Acquisition Debt”: has the meaning assigned to such term in the definition of “Consolidated Total Debt”.

“Prime Rate”: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Priority Debt”: as of any date of determination thereof, the sum (without duplication) of (a) Indebtedness of Subsidiaries on such date (other than Indebtedness of any Loan Party) and (b) Indebtedness of the Loan Parties secured by Liens as of such date; provided that the foregoing clauses (a) and (b) shall, in each case, exclude any intercompany Indebtedness among entities in the Parent Guarantor Group.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Parent”: Blue Owl Capital Inc., a Delaware corporation.

“Qualified ECP Guarantor: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rating Agency”: any of Moody’s, S&P and Fitch.

“Register”: as defined in Section 10.6(b)(iv).

“Reimbursement Obligation”: with respect to any Letter of Credit, the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under such Letter of Credit.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body”: the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or, in each case, any successor thereto.

“Required Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that, notwithstanding the foregoing, as long as there are at least two (2) Lenders, Required Lenders shall include at least two (2) Lenders.

“Requirement of Law”: as to any Person, the Charter Documents of such Person, and any law, treaty, rule or regulation (including investment management and broker-dealer regulations) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: any of Alan Kirshenbaum, Douglas I. Ostrover, Marc S. Lipschultz or such other Person as designated in a certificate in form and substance acceptable to Administrative Agent delivered from time to time to Administrative Agent.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Closing Date is $515,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date or such earlier date of termination of the Revolving Commitments pursuant to Section 2.6 or Section 8.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.19 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.

“Revolving Termination Date”: December 7, 2024.

“S&P”: S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of the Ukraine).

“Sanctioned Person”: (a) any Person listed on, and/or targeted by, any Sanctions; (b) any Person resident, operating, or organized under the laws of, a Sanctioned Country; (c) any Person who is directly or indirectly owned or controlled by any such Person or Person(s) described in the foregoing clause (a) or (b), or (d) any Governmental Authority that is itself the subject or target of Sanctions.

“Sanctions”: any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by: the Government of Japan, the Government of the United States, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any other applicable jurisdiction.

“SEC”: the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan”: a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“SOFR Loan Tranche”: the collective reference to SOFR Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Specified Ancillary Obligations”: all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lenders or any of their Affiliates in respect of any Swap Obligations.

“Specified Default”: any Default or Event of Default under Section 8(a), 8(b)(i) (solely due to a failure to satisfy Section 7.14 or 7.15) or 8(g).

“Subordinated Debt”: any debt incurred by any member of the Parent Guarantor Group that is subordinated to the debt owing by the Borrower to the Administrative Agent and the Lenders on terms reasonably acceptable to the Administrative Agent and the Lenders (and identified as being such by the Borrower, the Administrative Agent and the Lenders).

“Subsidiary”: of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise expressly set forth herein, any reference to “Subsidiary” shall mean a Subsidiary of a Parent Guarantor, as applicable. For the avoidance of doubt, in no event shall any Blue Owl Product be deemed a “Subsidiary” for any purpose hereunder.

“Subsidiary Guarantors”: (a) Owl Rock Capital Group LLC, (b) Dyal Capital Holdings LLC, (c) Owl Rock Capital GP Holdings LP, (d) Dyal GP Holdings LLC and (e) any present or future New Blue Owl Entity that delivers a Joinder Agreement or otherwise guarantees the Obligations in accordance with this Agreement.

“Swap Contract”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation”: any obligation of any Loan Party or Subsidiary thereof to pay or perform under any Swap Contract entered into with any Lender or Affiliate thereof.

“Syndication Agent”: the Syndication Agent identified on the cover page of this Agreement.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR”:

(a) for any calculation with respect to a SOFR Loan for any Interest Period, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment”: with respect to any SOFR Loan for any Interest Period or any ABR Loan determined by reference to clause (c) of the definition of ABR, a rate per annum equal to (a) 0.11% in the case of any one-month Interest Period, (b) 0.26% in the case of any three-month Interest Period and (c) 0.43% in the case of any six-month Interest Period.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Total Net Leverage Ratio”: as of the end of any fiscal quarter of the Parent Guarantors, the ratio of (i) the sum of (a) Consolidated Total Debt as of the end of such fiscal quarter, minus (b) unrestricted and unencumbered cash and Cash Equivalents of the Parent Guarantor Group at such time (other than the proceeds of any Pre-Funded Acquisition Debt) not in excess of $300,000,000 to (ii) Consolidated EBITDA for the four consecutive fiscal quarters then ended.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transfer”: as defined in Section 7.1.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a SOFR Loan.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States”: the United States of America.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.15(f)(ii)(B)(3).

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party at “fair value”, as defined therein, and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof) (provided further that any financial terms used herein shall be determined on a combined basis for the Loan Parties and their consolidated Subsidiaries and shall net out (A) intercompany items among or between any member of the Parent Guarantor Group and, without duplication, (B) any Indebtedness owing by a member of the Parent Guarantor Group to another member of the Parent Guarantor Group), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) All pro forma computations required to be made hereunder giving effect to any acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.3(a) or 6.3(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 5.1(c)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness).

1.3 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be SOFR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8.

(b) The Borrower shall repay all outstanding Loans on the Revolving Termination Date.

2.2 Procedure for Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice substantially in the form of Exhibit G (which notice must be received by the Administrative Agent prior to (a) 11:00 A.M., New York City time, three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of SOFR Loans, or (b) 10:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $250,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $250,000, such lesser amount) and (y) in the case of SOFR Loans, $250,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $250,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 [Reserved].

2.4 [Reserved].

2.5 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent and/or the Lenders, as applicable, the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three U.S. Government Securities Business Days’ notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time) to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $100,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.7 Prepayments.

(a) Optional. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three U.S. Government Securities Business Days prior thereto, in the case of SOFR Loans, and no later than 10:00 A.M., New York City time, on the date of such prepayment, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of SOFR Loans or ABR Loans; provided, that if a SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Mandatory. In the event and on such occasion that the Total Revolving Extensions of Credit exceeds the Total Revolving Commitments, the Borrower shall prepay the Loans and/or L/C Obligations (or, if no such Loans are outstanding, deposit Cash Collateral in an aggregate amount equal to such excess) in an aggregate principal amount sufficient to cause the Total Revolving Extensions of Credit to be less than or equal to the Total Revolving Commitments.

2.8 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert SOFR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M., New York City time, on the proposed conversion date, provided that any such conversion of SOFR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to SOFR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third U.S. Government Securities Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a SOFR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any SOFR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no SOFR Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in Section 8(e) with respect to the Borrower is in existence, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically continued as a SOFR Loan with an Interest Period of one month on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9 Limitations on SOFR Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of SOFR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the SOFR Loans comprising each SOFR Loan Tranche shall be equal to $250,000 or a whole multiple of $100,000 in excess thereof and (b) no more than ten SOFR Loan Tranches shall be outstanding at any one time.

2.10 Interest Rates and Payment Dates. (a) Each SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Adjusted Term SOFR plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If all or a portion of the principal amount of any Loan or Reimbursement Obligation or any other Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 3% per annum.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.11 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Any change in the interest rate on a Loan resulting from a change in ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

(c) The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(d) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.12 Inability to Determine Rates.

(a) Subject to the other provisions of this Section 2.12, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders reasonably determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to the other provisions of this Section 2.12, if the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark

Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

2.13 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the SOFR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(e), 2.13(f), 2.15(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lenders to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(g) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder not constituting (i) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (ii) a mandatory prepayment (which shall be applied in accordance with Section 2.7), then, in each case, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements (other than those described in the next clause second), including amounts then due to the Administrative Agent and each Issuing Lender from the Borrower ratably, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and Reimbursement Obligations ratably, fifth, to pay an amount to the Administrative Agent equal to the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Reimbursement Obligations, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender or Affiliate thereof by any Loan Party or Subsidiary thereof. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any SOFR Loan, except (a) on the expiration date of the Interest Period applicable to any such SOFR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Credit Party to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender; or

(iii) shall impose on such Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, by an amount that such Lender or other Credit Party deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Credit Party, upon its written demand (together with reasonable detail regarding determination of any such additional amounts), any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Facility). If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (together with reasonable detail regarding determination of any such additional amounts), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction (but only to the extent the applicable Lender is imposing such charges or additional amounts on other similarly situated borrowers under credit facilities comparable to the Facility).

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office (provided that such Lender shall first use commercially reasonable efforts to designate an alternate lending office) to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (ii) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, if necessary to avoid such illegality (as determined by the Borrower), upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, at Borrower’s election, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day (as reasonably determined by such Lender), or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (y) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the ABR without reference to clause (c) of the definition of “ABR,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

2.15 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) The Borrower shall, without duplication, timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Without duplication of paragraphs (a) or (b) above, the Borrower shall indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15(d)) payable or paid by such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If any claim pursuant to this Section 2.15(d) is made later than 180 days after the date on which the relevant Indemnified Taxes became payable then the Borrower shall not be required to indemnify the applicable Credit Party for any such amounts. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI (or any successor form);

(3)

in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(4)

to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(D) if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or the Administrative Agent has complied with such Lender’s or the Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(E) On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, a properly completed and executed copy of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, with respect to amounts received for its own account and (B) with respect to payments received on account of any Lender, IRS Form W-8IMY, with the effect that with respect to Loans extended to the Borrower, the Borrower may make payments to the Administrative Agent as an intermediary, without deduction or withholding on account of U.S. federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of Borrower; and

(F) any entity that is an entity disregarded from its owner for U.S. federal income tax purposes shall also provide the applicable tax documentation with respect to such owner establishing an exemption from or reduction of any withholding Tax.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(i) For purposes of this Section 2.15, the term “Lender” includes each Issuing Lender.

2.16 Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for any cost and expense attributable to such event (other than lost profits, but including any cost or expense arising from the liquidation or redeployment of funds). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.17 Change of Lending Office. Each Lender, if it so elects, may fulfill its agreements hereunder with respect to any Loan by causing any branch or affiliate of such Lender to make such Loan; provided, that in such event the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender and such Loan shall be deemed held by such Lender for the account of such branch or affiliate In addition, each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.14, 2.15(a) or 2.15(d) with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.14, 2.15(a) or 2.15(d).

2.18 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.14 or, with respect to such Lender, the Borrower is required to pay any Indemnified Taxes or any additional amounts to any Lender or Governmental Authority for the account of the Lender pursuant to Section 2.15, (b) becomes a Defaulting Lender, (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution (other than an Ineligible Assignee) or (d) with respect to any Extension Request, constitutes a Non-Extending Lender; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.17 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.14 or 2.15(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 if any SOFR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.5(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Lenders only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.5(a) and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lenders until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each of the Issuing Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

(e) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ L/C Exposure with respect to such Defaulting Lender; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or payment under any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to any other provision of this Section 2.19. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

2.20 Commitment Increases. (a) The Borrower and any one or more Lenders (each of which will be entitled to agree or decline to participate in its sole discretion) (including Additional Lenders, if applicable) may from time to time agree that such Lenders shall obtain or increase the amount of their Revolving Commitments (any such increase in Revolving Commitments, an “Incremental Revolving Commitment”), as applicable, in an aggregate amount not to exceed $235,000,000, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase (which shall be in an amount not less than $10,000,000 and, if greater, in increments of $1,000,000 in excess thereof and (ii) the applicable Increased Facility Closing Date; provided, that (1) no Revolving Commitment of any Lender shall be increased without the consent of such Lender, which shall be given or withheld in its sole discretion; (2) no Default or Event of Default shall have occurred and be continuing at the time of such request or after giving effect to any Incremental Revolving Commitment or Loan in respect of any Incremental Revolving Commitment, as the case may be; (3) the representations and warranties set forth in Section 4 shall be true and correct in all material respects immediately prior to, and after giving effect to, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date and (y) to the extent that such representation and warranty that is qualified as to “materiality,” “material adverse effect” or similar language shall be true in all respects (after giving effect to such qualification therein), the incurrence of any Incremental Revolving Commitment; (4) such Incremental Revolving Commitments shall have the same terms and conditions as are applicable to the Revolving Commitments; and (5) all fees and expenses in respect of such increase owing to the Administrative Agent and the Lenders, if any, shall have been paid. The Borrower may seek commitments in respect of any Incremental Revolving Commitments from one or more additional banks, financial institutions and other institutional lenders, other than an Ineligible Assignee, in each case, reasonably satisfactory to the Administrative Agent (each an “Additional Lender”); provided, that the new Revolving Commitment of each Additional Lender shall be at least $1,000,000.

(b) Any Additional Lender shall execute an Additional Lender Supplement, substantially in the form of Exhibit F-2, whereupon such Additional Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) On the effective date of any increase in the Revolving Commitments, (i) each Lender participating in the relevant increase shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of all the Lenders to equal its Revolving Percentage of such outstanding Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.2). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each SOFR Loan, shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Commitment. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(e) In connection with any increase of the Revolving Commitments pursuant to this Section 2.20, any Additional Lender becoming a party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) in the case of any Additional Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act.

2.21 Extension of Revolving Termination Date. (a) The Borrower may, by written notice to the Administrative Agent in the form of Exhibit H-1 (the “Extension Request”) given no earlier than 60 days and no later than 30 days prior to any anniversary of the Closing Date (with respect to any Extension Request, the “Extension Deadline”), request that the then applicable Revolving Termination Date be extended to the date that is one calendar year after the then applicable Revolving Termination Date. Such extension shall be effective with respect to each Lender that, by a written notice in the form of Exhibit H-2 (a “Continuation Notice”) to the Administrative Agent given no later than 15 days prior to the applicable Extension Deadline, consents, in its sole discretion, to such extension (each Lender giving a Continuation Notice being referred to herein as a “Continuing Lender” and each Lender other than a Continuing Lender being referred to herein as a “Non-Extending Lender”), provided that (i) such extension shall be effective only if the aggregate Revolving Commitments of the Continuing Lenders constitute at least a majority of the Total Revolving Commitments on the date of the Extension Request and (ii) any Lender that fails to submit a Continuation Notice at least 15 days prior to the applicable Extension Deadline shall be deemed not to have consented to such extension and shall constitute a Non-Extending Lender. No Lender shall have any obligation to consent to any extension of the Revolving Termination Date. The Administrative Agent shall notify each Lender of the receipt of an Extension Request promptly after receipt thereof. The Administrative Agent shall notify the Borrower and the Lenders no later than 15 days prior to the applicable Extension Deadline which Lenders are Continuing Lenders and which Lenders are Non-Extending Lenders, and whether the Administrative Agent has received Continuation Notices from Lenders holding Revolving Commitments aggregating at least a majority of the Total Revolving Commitments on the date of the Extension Request.

(b) The Commitment of each Non-Extending Lender shall terminate at the close of business on the Revolving Termination Date in effect prior to the delivery of such Extension Request without giving effect to such proposed extension. On such Revolving Termination Date, (i) the Borrower shall pay to the Administrative Agent, for the account of each Non-Extending Lender, an amount equal to such Non-Extending Lender’s Loans, together with accrued but unpaid interest and fees thereon and all other amounts then payable hereunder to such Non-Extending Lender, and (ii) the Administrative Agent shall make, and the parties hereto hereby consent to, such reallocations, transfers and assignments necessary to cause the Aggregate Exposure of each Continuing Lender to reflect its Aggregate Exposure Percentage of the Revolving Commitments after giving effect to the repayment of the Obligations of the Non-Extending Lenders, and the Continuing Lenders and the Borrower agree to make such payments to the Administrative Agent as are necessary to accomplish the foregoing.

(c) Notwithstanding the foregoing, if, on or before the applicable Revolving Termination Date in effect immediately prior to the effectiveness of the Extension Request pursuant to this Section 2.21, the Borrower obtains a replacement financial institution (other than an Ineligible Assignee) (each, an “Extension Replacement Lender”) pursuant to Section 2.18 and such Extension Replacement Lender agrees to the extension of the Revolving Termination Date pursuant to this Section 2.21, then such Extension Replacement Lender shall for all purposes of this Section 2.21 and this Agreement be deemed to be a Continuing Lender, and the Loans of such Lender shall not be due and payable pursuant to this Section 2.21.

(d) The Revolving Termination Date may be extended pursuant to this Section 2.21 no more than two (2) times during the term of this Agreement.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the L/C Obligations in respect of Letters of Credit issued by such Issuing Lender would exceed the Issuing Lender Commitment of such Issuing Lender (it being understood and agreed that, subject to the foregoing clause (i) and the following clause (iii), any Issuing Lender may, in its sole discretion, issue Letters of Credit in excess of its Issuing Lender Commitment as separately agreed with the Borrower and notified to the Administrative Agent) or (iii) the aggregate amount of the Available Revolving Commitments would be less than zero. The Borrower may, at any time and from time to time, reduce or increase the Issuing Lender Commitment of any Issuing Lender with the consent of such Issuing Lender; provided that the Borrower shall not reduce the Issuing Lender Commitment of any Issuing Lender if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied. Each Letter of Credit shall (1) be denominated in Dollars and (2) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) unless Cash Collateralized in an amount equal to 103% of the face amount of such Letter of Credit (and it being understood and agreed that (A) any Letter of Credit will not be issued for longer than one year past the Revolving Termination Date or be renewable thereafter without the consent of the applicable Issuing Lender and (B) the obligations of the L/C Participants under Section 3.4 shall not continue after the Revolving Termination Date with respect to any Letter of Credit that expires after the Revolving Termination Date), the date that is thirty (30) days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof) by such Issuing Lender.

3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to SOFR Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee to be agreed separately between the Borrower and such Issuing Lender in respect of Letters of Credit issued by such Issuing Lender.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lenders for such normal and customary costs and expenses as are incurred or charged by the Issuing Lenders in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by such Issuing Lender and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lenders that, if a draft is paid under any Letter of Credit for which any Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by an Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the applicable Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by such Issuing Lender is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of any Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the applicable Issuing Lender for the amount of the draft so paid, not later than 12:00 Noon, New York City time, on (i) the Business Day immediately following the day that the Borrower receives notice of such draft, if such notice is received on such day prior to 2:00 P.M., New York City time, or (ii) if clause (i) above does not apply, the second Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the applicable Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.10(b) and (y) thereafter, Section 2.10(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iii) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such Transferee, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. No Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Lender, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of any Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of the applicable Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Issuing Lender Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Lender shall report in writing to the Administrative Agent (a) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (b) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (c) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount of such payment and (d) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Due Organization and Qualification. Such Loan Party is (a) duly existing under the laws of its state of formation or organization and (b) qualified and licensed to do business in any state in which such qualification and licensing is required, except to the extent failure to obtain such qualification or license would not reasonably be expected to have a Material Adverse Effect.

4.2 Due Authorization; No Conflict; Enforceable Obligations.

(a) The execution, delivery, and performance of the Loan Documents and the request for each Loan and Letter of Credit hereunder (i) are within such Loan Party’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Loan Party’s Charter Documents, nor will they constitute an event of default under any material agreement to which such Loan Party is a party or by which such Loan Party is bound and (ii) will not violate any Requirement of Law that in the case of this clause (a)(ii) could reasonably be expected to have a Material Adverse Effect. No Loan Party is in default under any material agreement to which it is a party or by which it is bound.

(b) This Agreement has been duly executed and delivered by such Loan Party and constitutes, and each other Loan Document when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.3 [Reserved].

4.4 Charter Documents. The Charter Documents of each Loan Party are in full force and effect in the form presented to Administrative Agent as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent not otherwise prohibited hereunder.

4.5 [Reserved].

4.6 [Reserved].

4.7 Litigation. There are no actions or proceedings pending by or against such Loan Party before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect.

4.8 No Material Adverse Change in Financial Statements.

(a) All financial statements related to the Public Parent that the Administrative Agent has received from the Borrower in accordance with this Agreement (i) fairly present in all material respects the financial condition of the Parent Guarantor Group as of the date thereof and the results of operations of the Parent Guarantor Group for the period then ended (in the case of unaudited financial statements, subject to year-end audit adjustments and the absence of footnotes) and (ii) are only representative of the combined results of the Parent Guarantor Group, and do not include any other entities outside of the Parent Guarantor Group.

(b) There has not been a material adverse change in the financial condition of the Parent Guarantor Group since May 20, 2021.

4.9 [Reserved].

4.10 Regulatory Compliance. No Loan Party is an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940, as amended. Each applicable Loan Party, to the extent required under applicable Requirements of Law, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (and has been so registered at all times when such registration has been required thereunder). No Loan Party is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan or Letter of Credit hereunder have been or will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Loan or Letter of Credit hereunder, not more than 25% of the value of the assets (either of the Borrower only or of the Parent Guarantor Group on a consolidated basis) will be Margin Stock. No Loan Party has violated any statutes, laws, ordinances or rules applicable to it except as would not reasonably be expected to have a Material Adverse Effect.

4.11 Taxes. The Loan Parties have timely filed all income tax returns and reports and required tax returns and reports, and the Loan Parties have timely paid all income taxes and foreign, federal, state and local taxes, assessments, deposits and contributions owed by the Loan Parties except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if the failure to pay any such taxes, assessments, deposits and contributions would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.12 Subsidiaries. Schedule 4.12 sets forth, as of the Closing Date, the name and jurisdiction of organization of, and the percentage of each class of Capital Stock owned by Public Parent, each Loan Party or any of their respective Subsidiaries in, each Loan Party and each of their respective Subsidiaries.

4.13 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. No Loan Party is a Benefit Plan.

4.14 Government Consents. The Loan Parties have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of the Loan Parties’ business as currently conducted, the failure to obtain which could reasonably be expected to have a Material Adverse Effect.

4.15 Full Disclosure. No representation, warranty or other statement made by any Loan Party in any certificate or written statement furnished to the Administrative Agent or any Lender (other than any estimates, forward looking statements and projections and general economic and industry information) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not materially misleading. With respect to any estimates, forward looking statements or projections referenced above, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation (it being recognized by the Administrative Agent and Lenders that the projections and forecasts provided by the Loan Parties in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material). As of the Closing Date, to the best knowledge of the Loan Parties, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to the Administrative Agent in connection with this Agreement is true and correct in all material respects.

4.16 Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. None of (a) the Borrower, any Affiliate (that will act in any capacity in connection with or benefit from this Agreement) or any of their respective directors, officers, or employees or (b) to the knowledge of the Borrower, any agent or Person acting on behalf of the Borrower or any Affiliate that will act in any capacity in connection with or benefit from this Agreement, is a Sanctioned Person. No Loan, Letter of Credit, use of proceeds nor other transaction contemplated by this Agreement will violate Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws applicable to any party to this Agreement. Each member of the Parent Guarantor Group has instituted and maintains and enforces adequate policies and procedures reasonably designed to promote compliance by each member of the Parent Guarantor Group and its directors, officers and employees with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, and each member of the Parent Guarantor Group is in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all respects.

4.17 Use of Proceeds. The proceeds of the Loans and Letters of Credit shall be used to (a) refinance Indebtedness under the Existing Credit Agreement and (b) finance the working capital needs and general corporate purposes of the Borrower, including capital expenditures, investments and the repayment of existing Indebtedness, and for any other transactions not prohibited by this Agreement.

4.18 [Reserved].

4.19 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

4.20 Plan Assets; Prohibited Transactions. No Loan Party is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming that no Lender is a Benefit Plan or is using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt Prohibited Transaction under Section 406 of ERISA or Section 4975 of the Code.

4.21 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the Patriot Act.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness. This Agreement shall become effective on the first day on which all of the following conditions precedent have been satisfied:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Parent Guarantor, each Subsidiary Guarantor and each Person listed on Schedule 1.1.

(b) [Reserved].

(c) Financial Statements. For each of the two fiscal quarters most recently ended prior to the Closing Date, the Administrative Agent shall have received satisfactory unaudited interim consolidated financial statements of Public Parent.

(d) Approvals. All governmental and third party approvals necessary in connection with the transactions contemplated by the Loan Documents and that are required to be obtained by the Loan Parties shall have been obtained and be in full force and effect.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented at least two (2) Business Days before the Closing Date (including the reasonable fees and expenses of legal counsel). All such amounts will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Secretary’s Certificate; Good Standing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and signed by a secretary or assistant secretary of such Loan Party, with appropriate insertions and attachments, including (x) the Charter Documents of such Loan Party, certified by the relevant authority of the jurisdiction of organization of such Loan Party, (y) a copy of the resolutions or the unanimous written consent authorizing (A) the transactions contemplated by the Loan Documents and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party and the execution and delivery of the other documents to be delivered by it in connection herewith and therewith, and (z) a signature and incumbency certificate and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(g) Legal Opinion. The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis LLP counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent). Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h) Patriot Act, Etc. At least five days prior to the Closing Date, (i) the Administrative Agent and Lenders shall have (x) received all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Closing Date and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for the Borrower, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

(i) [Reserved].

(j) Termination of Existing Credit Agreement. The Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement has been terminated and cancelled and any and all indebtedness thereunder has been fully repaid (except to the extent being so repaid with the proceeds of the initial Loans under this Agreement) and any and all liens thereunder have been (or shall concurrently be, to the extent repaid with proceeds of initial Loans hereunder) terminated and released.

(k) Officer’s Certificate. Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that (x) each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents are true and correct in all material respects on and as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects (after giving effect to any such qualification therein); (y) no Default or Event of Default has occurred and is continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date and the use of proceeds thereof and (z) the Loan Parties are in compliance with all applicable requirements of Regulations U, T and X of the Board.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Loan Parties in or pursuant to the Loan Documents, other than the representations and warranties in Sections 4.7 and 4.8(b), shall be true and correct in all material respects on and as of such date as if made on and as of such date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language will be required to be true and correct in all respects (after giving effect to any such qualification therein).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice of Borrowing. Delivery of a notice of borrowing or request for issuance of a Letter of Credit in accordance with Section 2.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder:

6.1 Good Standing; Compliance. Each Loan Party shall (a) maintain its existence in its jurisdiction of organization and (b) maintain qualification and good standing in each jurisdiction in which it is required to do so, except any qualifications the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain in force all licenses, approvals and agreements necessary for the conduct of its business as currently conducted, except where such failure could not reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance, Etc. Each Loan Party shall comply with (a) all statutes, laws, ordinances and government rules and regulations to which it is subject and (b) all Contractual Obligations of such Loan Party, in each case, except to the extent noncompliance with which could not reasonably be expected to have a Material Adverse Effect. The Loan Parties shall, and shall cause each other member of the Parent Guarantor Group, to maintain in effect policies and procedures reasonably designed to promote compliance by each member of the Parent Guarantor Group and the respective directors, officers and employees of such Persons with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

6.3 Financial Statements, Reports, Certificates. The Borrower shall deliver to the Administrative Agent (which the Administrative Agent will distribute to each Lender):

(a) within sixty (60) days after the end of each non-year end fiscal quarter (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Public Parent for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), (i) the Public Parent’s consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures as of the end of and for the corresponding period or periods of the previous fiscal year (to the extent available), all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Public Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a Compliance Certificate signed by a Responsible Officer;

(b) within one hundred twenty (120) days after the last day of each fiscal year (or, if earlier, by the date that the Annual Report on Form 10-K of the Public Parent for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), (i) the Public Parent’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent available), all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Public Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) a Compliance Certificate signed by a Responsible Officer;

(c) notice of any change in rating of the Index Debt;

(d) [reserved];

(e) [reserved];

(f) written notice setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto, upon any officer of any Loan Party obtaining knowledge of the following:

(i) the occurrence of any Event of Default;

(ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(iii) any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Loan Parties) that has resulted in or would reasonably be expected to result in a Material Adverse Effect; and

(iv) any change in the information provided in the Beneficial Ownership Certification delivered to a Lender that would result in a change to the list of beneficial owners identified in such certification; and

(g) such other financial information as the Administrative Agent or any Lender may reasonably request from time to time.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

The Borrower will make available such information electronically by any means reasonably determined by the Borrower (including by posting to a non-public, password-protected website maintained by the Borrower or a third party) to the Administrative Agent and any Lender who provides to the Borrower its email address, employer name and other information reasonably requested by the Borrower. Notwithstanding the foregoing, the obligations in paragraphs (a)(i), (b)(i), (c) and (d) of this Section 6.3 may be satisfied by Public Parent, the Borrower, any other Loan Party or one of their respective parent companies filing a Form 10-K, 10-Q or 8-K, as applicable, with the SEC or any successor governmental agency and providing notice of the same to the Administrative Agent and Lenders.

6.4 [Reserved].

6.5 Taxes. Except for deferred payment of any taxes contested pursuant to the terms of Section 4.11, the Loan Parties shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of them by law, and will execute and deliver to the Administrative Agent and the Lenders, on demand, appropriate certificates attesting to the payment or deposit thereof; and the Loan Parties will make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, and will, upon request, furnish the Administrative Agent and Lenders with proof satisfactory to the Administrative Agent and Lenders indicating that the Loan Parties have made such payments or deposits; except where (a) the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by the Loan Parties or (b) the failure to make payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.6 [Reserved].

6.7 Guarantor Requirements. As promptly as possible but in any event within sixty (60) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a New Blue Owl Entity, the Loan Parties shall (a) provide the Administrative Agent with written notice thereof and (b) cause each such New Blue Owl Entity to execute and deliver to the Administrative Agent a Joinder Agreement pursuant to which such New Blue Owl Entity agrees to be bound by the terms and provisions thereof and hereof, which shall be accompanied by appropriate organizational resolutions, other organizational documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. In connection therewith, the Administrative Agent and each Lender shall have received all documentation and other information regarding such New Blue Owl Entity as may be required to comply with the applicable “know your customer” rules and regulations, including the Patriot Act. Each such Person delivering a Joinder Agreement shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.

6.8 Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Loan Parties have instituted, and will continue to maintain and enforce, adequate policies and procedures reasonably designed to promote compliance by each member of the Parent Guarantor Group and the directors, officers and employees of such Persons with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

6.9 Know your Customer. Upon the reasonable request of the Administrative Agent or any Lender, each Loan Party shall provide the documentation and other information so requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, the Patriot Act and the Beneficial Ownership Regulation.

6.10 Maintenance of Property. The Loan Parties shall at all times maintain and preserve all property material to the conduct of the business of the Loan Parties, except as otherwise permitted by Section 7.1, and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted in all material respects at all times, except where failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.11 Maintenance of Insurance. The Loan Parties shall at all times maintain adequate insurance, to such extent and such risks as is customary for companies in the same or similar businesses (to the extent such insurance is available at commercially reasonable rates and on commercially reasonable terms), and maintain such other insurance as may be required by applicable Requirements of Law.

6.12 Books and Records; Inspection of Property; Discussions. The Loan Parties shall maintain all financial records in accordance with GAAP, and permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower at reasonable times upon reasonable prior notice during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records (other than, in each case, any privileged materials and subject to Section 10.14), and permit any representatives affiliated with and designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Parent Guarantor Group with the officers thereof and, upon reasonable notice to the Loan Parties, independent accountants therefor; provided, however, that, so long as no Event of Default exists, any such inspection shall be conducted by the Administrative Agent on behalf of the Lenders, and shall be conducted not more than one time during any 12-month period. Notwithstanding the foregoing, under no circumstances shall the inspection rights hereunder extend to any information that (i) is subject to attorney-client privilege or constitutes attorney work product, (ii) is subject to binding confidentiality agreements with third parties not made in contemplation of the avoidance of this Section 6.12 and pursuant to which disclosure of such information is prohibited or (iii) is prohibited from being disclosed by applicable law, rule or regulation.

SECTION 7. NEGATIVE COVENANTS

The Loan Parties hereby agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Loan Parties shall not, and shall not permit any of their Subsidiaries (and, in the case of Sections 7.10 and 7.11, the Loan Parties shall not permit any of their respective Affiliates, or any of the Loan Parties’ or their respective Affiliates’ respective directors, officers, or, employees or, to the knowledge of any Loan Party, any Person acting on behalf of any Loan Party or any Affiliates of any Loan Party), directly or indirectly:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, a “Transfer”) any of its business or property unless the fair market value (determined at the time of Transfer of each applicable asset) of all assets subject to a Transfer in reliance on this Section 7.1 shall not exceed an amount equal to 25% of Consolidated EBITDA (determined by reference to the financial statements of the Public Parent most recently delivered to the Administrative Agent pursuant to Section 6.3 (or, if prior to the date of such first delivery hereunder, the financial statements delivered on the Closing Date pursuant to Section 5.1)) in the aggregate during the term of this Agreement (in each case, as determined at the time of the applicable Transfer (it being understood and agreed that any Transfer permitted at the time of consummation thereof shall not subsequently result in a breach of this Section 7.1 if, after the time of such consummation, the amount available under this Section 7.1 is reduced as a result of changes in Consolidated EBITDA), provided that the limitations set forth in this Section 7.1 shall not apply to any transaction permitted under Section 7.3, Section 7.6 or Section 7.7.

7.2 Change in Business, Control, Name, or Executive Office. (a) Engage in any business other than the business engaged in by the Loan Parties as of the Closing Date and any business substantially similar or related thereto (or incidental thereto), (b) cease to conduct business in the manner conducted by the Loan Parties as of the Closing Date, or (c) without Required Lenders’ prior written consent, change the date on which its fiscal year ends.

7.3 Fundamental Changes. Merge or consolidate with or into any other Person, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), including without limitation, pursuant to a Division, other than Permitted Investments; provided that, if at the time thereof and immediately after giving effect thereto no Specified Default shall have occurred and be continuing or would result therefrom:

(a) any Loan Party or Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity;

(b) any Loan Party or Subsidiary may merge into or consolidate with any Loan Party or other Subsidiary; provided that, subject to the foregoing Section 7.3(a), any such transaction involving a Loan Party shall result in a Loan Party as the surviving entity;

(c) any member of the Parent Guarantor Group may Transfer any property (including any Investment) in the ordinary course of business and consistent with past practices or so long as such Transfer could not reasonably be expected to have a Material Adverse Effect; and

(d) any member of the Parent Guarantor Group (other than the Borrower) may liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) if such Transfer of its assets is made to another member of the Parent Guarantor Group or could not reasonably be expected to have a Material Adverse Effect; provided that, in the case of any liquidation, winding up or dissolution of any such Loan Party, the resulting Transfer of its assets is to another Loan Party.

7.4 Priority Debt. Create, incur, assume or be or remain liable with respect to any Priority Debt other than Priority Debt in an aggregate outstanding principal amount not to exceed $150,000,000 at any time.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property other than Permitted Liens.

7.6 Investments. Acquire or own, or make any Investment in or to or for the benefit of any Person, other than Permitted Investments.

7.7 Transactions with Affiliates. Enter into or permit to exist any material transaction with any Affiliate of any Loan Party except for:

(a) transactions that are in the ordinary course of business of the Parent Guarantor Group (including fee waiver arrangements), upon fair and reasonable terms that are no less favorable to the applicable member of the Parent Guarantor Group than would be obtained in an arm’s length transaction with a non-affiliated Person;

(b) dividends or distributions not otherwise prohibited by this Agreement;

(c) payments in respect of intercompany advances not prohibited by this Agreement; provided that no such payments may be made if a Specified Default has occurred and is continuing or would result therefrom;

(d) transactions permitted pursuant to Section 7.4, 7.5 or 7.6;

(e) for so long as the Borrower is treated as a disregarded entity or partnership for U.S. federal income tax purposes, the Borrower may make distributions to Blue Owl Capital Holdings LP (directly or indirectly through any other Subsidiary of Blue Owl Capital Holdings LP) throughout each taxable year in amounts equal to the portion of the maximum amounts of tax distributions that Blue Owl Capital Holdings LP is entitled to make pursuant to section 4.2 (or any successor section that is not materially less restrictive than such section 4.2 as in effect on the Closing Date) of the Amended and Restated Agreement of Limited Partnership of Blue Owl Capital Holdings LP, as amended from time to time, that is attributable to the income of the Borrower (as determined by the Borrower using any reasonable method after consultation with Blue Owl Capital Holdings, LP);

(f) (i) intercompany Indebtedness, (ii) intercompany Transfers among members of the Parent Guarantor Group and (iii) intercompany Investments, in each case, not otherwise prohibited by this Agreement; and

(g) the payment of reasonable and customary fees to members of the board of directors, officers, employees and consultants for services rendered in the ordinary course of business, together with customary indemnities in connection therewith and in accordance with applicable law.

7.8 Subordinated Debt. (a) Make any payment in respect of any Subordinated Debt in contravention of the terms of the subordination provisions applicable to such Subordinated Debt, whether such subordination provisions are contained in the promissory note or other agreement, document or instrument evidencing such Subordinated Debt or in a separate subordination agreement between Administrative Agent and the holder of such Subordinated Debt, unless, at the time of any such payment and immediately after giving effect thereto, no Event of Default shall exist or would result therefrom, or (b) amend any provision contained in any documentation relating to any Subordinated Debt in violation of the provisions contained in any subordination agreement without Administrative Agent’s prior written consent.

7.9 Compliance. In the case of any Loan Party, (a) become an “investment company” required to be registered as such within the meaning of the Investment Company Act of 1940, as amended, (b) become principally engaged in, or undertake as one of its important activities, the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock, (c) use the proceeds of any Loan or Letter of Credit to buy or carry any Margin Stock or for any purpose which entails a violation of the provisions of Regulations T, U or X of the Board, or (d) fail to comply in any material respect with, or violate any, material law or regulation applicable to such Loan Party.

7.10 Sanctions. (a) Use, directly or, knowingly, indirectly, all or any part of the proceeds of any Loan or Letter of Credit, for the purpose of funding, financing, or facilitating any activities, business or transaction of any Sanctioned Person or in any Sanctioned Country, or in any other manner that would result in violation of Sanctions applicable to any party hereto or (b) fund, directly or, knowingly, indirectly, all or part of, any repayment under this Agreement out of proceeds derived from dealings with or property of a Sanctioned Person.

7.11 Anti-Corruption and Anti-Money Laundering Laws. Use all or any part of the proceeds of any Loan or Letter of Credit for any purpose that would breach any applicable laws, rules, or regulations pertaining to bribery or corruption (“Anti-Corruption Laws”), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and Anti-Money Laundering Laws.

7.12 Swap Contracts. Enter into any Swap Contract, except Swap Contracts incurred in the ordinary course of business and not for speculative purposes.

7.13 Amendments or Waivers of Charter Documents. Without the prior written consent of the Required Lenders, make any amendment to or waiver of the terms or provisions of its Charter Documents that would (a) materially impair the creditworthiness of the Borrower or (b) materially impair the rights or interests of the Lenders or the Administrative Agent.

7.14 Maximum Total Net Leverage Ratio. Permit, as of December 31, 2021 and the last day of each fiscal quarter of the Parent Guarantors ending thereafter, the Total Net Leverage Ratio to exceed 3.50 to 1.00; provided that, so long as no Event of Default exists at such time or would result therefrom, not more than two times during the term of this Agreement, upon notice by the Borrower to the Administrative Agent, as of the last day of the fiscal quarter in which a Material Acquisition is consummated and the last day of each of the three consecutive fiscal quarters ending immediately after such initial fiscal quarter in which such Material Acquisition was consummated, the maximum Total Net Leverage Ratio permitted under this Section 7.14 shall be increased to 4.00 to 1.00 (any such period, an “Adjusted Covenant Period”); provided further that no Adjusted Covenant Period shall be available for at least two (2) full fiscal quarters following the end of any Adjusted Covenant Period.

7.15 Minimum Assets Under Management. Permit, as of December 31, 2021 and the last day of each fiscal quarter of the Parent Guarantors ending thereafter, Assets Under Management to be less than the sum of (i) $32,900,000,000 plus (ii) an amount equal to 70% of all New Assets Under Management; provided that, to the extent the Management Fees are not Current Management Fees, Assets Under Management shall be calculated after giving pro forma effect to a reduction in Assets Under Management attributable to such Managed Fund with non-Current Management Fees.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur:

(a) the Borrower fails to (i) make any payment of principal on any Loan or any Reimbursement Obligation when due; or (ii) pay any interest or other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Termination Date). During the cure period, the failure to make or pay any payment specified under the foregoing clause (a)(ii) is not an Event of Default (but no Loan or Letter of Credit will be made or issued during the cure period); or

(b) (i) any Loan Party or Subsidiary thereof fails to perform any obligation applicable to it under Section 6.1 (with respect to any Loan Party’s existence) or 6.11 or violates any of the covenants contained in Section 7; or (ii) any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement applicable to it and contained in this Agreement or any of the other Loan Documents (other than any failure described in the foregoing clause (a) or (b)(i)), and as to any default under such other term, provision, condition, covenant or agreement described in this clause (b)(ii) that can be cured, has failed to cure such default within thirty (30) days after any Loan Party receives notice thereof or any officer of any Loan Party becomes aware thereof; or

(c) a Change in Control occurs; or

(d) [reserved]; or

(e) (i) any Loan Party becomes insolvent; or (ii) an Insolvency Proceeding is commenced by any Loan Party; or (iii) an Insolvency Proceeding is commenced against any Loan Party and is not dismissed or stayed within forty-five (45) days (provided that no Loan or Letter of Credit will be made or issued prior to the dismissal of such Insolvency Proceeding); or

(f) there is an event of default or other failure to perform beyond any applicable cure or grace period in any agreement to which any Loan Party is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $10,000,000 or which could reasonably be expected to have a Material Adverse Effect; or

(g) a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $10,000,000 shall be rendered against any Loan Party and shall remain unsatisfied, unstayed and not covered by third-party insurance (for which coverage has not been denied) for a period of twenty (20) Business Days (provided that no Loans or Letters of Credit will be made or issued prior to the satisfaction or stay of such judgment); or

(h) any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to the Administrative Agent or any Lender by any Responsible Officer pursuant to this Agreement or to induce the Administrative Agent or any Lender to enter into this Agreement or any other Loan Document, and, other than in the case of any representation and warranty contained in Section 4.1 (with respect to each Loan Party’s existence), 4.10, 4.12, 4.16, and 4.17, such misrepresentation or misstatement is not cured within ten (10) days after any Loan Party receives notice thereof or any officer of any Loan Party becomes aware thereof; or

(i) (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and termination of the Revolving Commitments and all Letters of Credit (without pending draw) or solely as a result of an act or failure to act by the Administrative Agent, shall cease to be in full force and effect and enforceable against any Loan Party in accordance with its terms; or (ii) any Loan Party or any other Person shall contest in any manner the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party shall deny that it has any or further liability or obligation under any Loan Document or shall purport to revoke, terminate or rescind any provision of any Loan Document (other than as a result of the satisfaction in full of all the Obligations and termination of the Revolving Commitments and all Letters of Credit (without pending draw)); or

(j) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, if any, could reasonably be expected to result in a Material Adverse Effect,

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) above with respect to the Borrower or any Parent Guarantor, automatically the Revolving Commitments and the Issuing Lender Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments and the Issuing Lender Commitments to be terminated forthwith, whereupon the Revolving Commitments and the Issuing Lender Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit Cash Collateral in an account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Loan Party.

SECTION 9. THE ADMINISTRATIVE AGENT

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Loan Parties or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Loan Parties.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Loan Parties or any of their Affiliates, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties or any of their Affiliates that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to severally indemnify the Administrative Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (or its subsidiaries or the respective officers, directors, employees, affiliates, agents, advisors and controlling persons) (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (i) gross negligence or willful misconduct of such Agent Indemnitee or (ii) the material breach of such Agent Indemnitee’s obligations under this Agreement. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties as though the Administrative Agent were not an Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 15 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(e) with respect to any Loan Party shall have occurred and be continuing) be subject to approval by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 15 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders (with the consent of Borrower, as applicable) appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

9.10 Arrangers and Syndication Agent. Neither the Arrangers nor the Syndication Agent nor any Co-Documentation Agent shall have any duties or responsibilities hereunder in their respective capacities as such. None of the Lenders identified in this Agreement as an Arranger, Syndication Agent or a Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Arranger, Syndication Agent or Co-Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in Section 9.8.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.11 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and not, for the avoidance of doubt, to or for the benefit of the Borrower, that neither the Administrative Agent nor any Arranger is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.12 [Reserved].

9.13 Erroneous Payments.

(a) Each Lender and each Issuing Lender hereby agrees that (i) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any Issuing Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender and each Issuing Lender hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”), (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or Issuing Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and each Issuing Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the New York Fed Bank Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

(d) Each party’s obligations under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Revolving Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.14 Defined Terms. For purposes of this Section 9, the term “Lender” includes the Issuing Lenders.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive any portion of the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate or amount of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) amend, modify or waive any provision of Section 2.13 without the written consent of each Lender directly affected thereby, (iv) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release all or substantially all of the Guarantors (other than as a result of a transaction permitted hereunder, as to which no consent shall be required), in each case without the written consent of all Lenders; (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the rights or obligations of the Administrative Agent without the written consent of the Administrative Agent; or (vi) amend, modify or waive any provision of Section 3 or any other provision of any Loan Document that affects the Issuing Lenders disproportionately from all other Lenders without the written consent of the Issuing Lenders or amend or modify the Issuing Lender Commitment of any Issuing Lender without the written consent of such Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Credit Parties and all future holders of the Loans. In the case of any waiver, the Loan Parties and the Credit Parties shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, (A) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (1) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share in the benefits of this Agreement and the other Loan Documents with the Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (2) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (B) this Agreement may be amended as expressly provided in Sections 2.11(d), 2.12(b), 2.12(c), 2.12(e), 2.20 and 2.21.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by fax or email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of fax or email notice, when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders and the Issuing Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Loan Parties:	Blue Owl Finance LLC 399 Park Avenue, 38th Floor New York, NY 10022 Attn: Alan Kirshenbaum, Chief Financial Officer

Email: alan@blueowl.com; mgtco@blueowl.com Telephone: (212) 419-3004

Administrative Agent:	MUFG Bank, Ltd. 1221 Avenue of the Americas, 6th Floor New York, New York 10020 Attention: Lawrence Blat Email: Lawrence.Blat@mufgsecurities.com Email: agencydesk@us.sc.mufg.jp Telephone: (212) 405-6621 provided that any notice, request or demand to or upon the Administrative Agent or the other Credit Parties shall not be effective until received.

Notices and other communications to the Lenders and Issuing Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented and out-of-pocket fees, disbursements and other charges of counsel to the Administrative Agent, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, each Issuing Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees, disbursements and other charges of counsel (including the allocated fees and expenses of in-house counsel, in an amount not to exceed $5,000 for each such in-house counsel) to each Lender, each Issuing Lender and the Administrative Agent; provided that such fees, disbursements and other charges of counsel with respect to clauses (a) and (b) above shall be limited to no more than (i) one primary external counsel, (ii) one local counsel in each relevant jurisdiction and (iii) one specialty counsel for each reasonably necessary specialty, in each case, for (x) the Administrative Agent and (y) the Lenders and the Issuing Lenders taken as a whole

(and, in each case, in the case of one or more actual or perceived conflicts of interest, one or more additional counsel), and (c) to pay, indemnify, and hold the Arrangers, each Lender, each Issuing Lender and the Administrative Agent, their respective affiliates, and their respective officers, directors, employees, agents, advisors, controlling persons, partners, trustees and administrators (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any claim, litigation, investigation, arbitration or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by a Loan Party, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or any Letter of Credit and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Loan Parties shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the (i) gross negligence or willful misconduct of such Indemnitee in performing its activities or in furnishing its commitments or services under the Loan Documents, (ii) a dispute solely among Indemnitees that does not arise from any act or omission of any Loan Party or any of its Affiliates (other than claims against the Administrative Agent, any Arranger, any Issuing Lender or any of the Lenders in its capacity as an agent, arranger, bookrunner, Issuing Lender or similar capacity) or (iii) a material breach of the Loan Documents by such Indemnitee, and provided, further, that this Section 10.5(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (each, an “Assignee”), other than an Ineligible Assignee, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed (it being understood that the Borrower shall be deemed to have consented after ten (10) Business Days if it has not responded to a request for consent)), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (e) has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed);

(C) [reserved]; and

(D) each Issuing Lender (such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform approved by the Administrative Agent and as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Issuing Lenders, and the Revolving Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender and Issuing Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Assignee, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.14 and 2.15 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.14 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this paragraph (d).

10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final) (other than those deposits held on a Borrower’s behalf composed of (i) amounts held as payroll and taxes due thereon or on wages already paid, (ii) money held in trust by Borrower on behalf of a third party and (iii) amounts withheld from payments to third parties intended to be paid over by Borrower to a Government Authority as withholding tax), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application. For purposes of this Section 10.7(b), the term “Lender” includes each Issuing Lender.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent, and (ii) modifications of the Issuing Lender Commitment of any Issuing Lender represent the entire agreement of the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any Issuing Lender or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the United States for the Southern District of New York located in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the courts of the State of New York located in the Borough of Manhattan), and appellate courts from any thereof; provided that nothing contained herein or in any other Loan Document will prevent any Lender or Agent from bringing any action to enforce any award or judgment or exercise any right under the Loan Documents or against any property of the Borrower in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages; provided that nothing in this Section 10.12(e) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.5, against any special, indirect, exemplary, consequential or punitive damages asserted against such Indemnitee by a third party.

10.13 Acknowledgements. Each Loan Party hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising any Loan Party on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor does any Loan Party rely on, any fiduciary duty to the Borrower or its affiliates on the part of the Credit Parties, (c) the Borrower is capable of evaluating and understanding, and the Borrower understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Borrower has been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Borrower’s interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Borrower, (e) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of its affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Borrower or its affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Borrower or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrower and the Credit Parties.

10.14 Confidentiality. The Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower, the Administrative Agent or any Lender pursuant to or in connection with this Agreement (other than information designated by the provider thereof as public information); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any actual or prospective direct or indirect counterparty to any Swap Contract (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who need to know such information in connection with the Loan Documents and the transactions contemplated hereunder, (d) upon the request or demand of any Governmental Authority (provided that to the extent relating to any confidential information of the Borrower, such party shall provide prompt notice thereof to the extent practicable and not prohibited and use commercially reasonable efforts to cooperate with the Borrower in limiting such disclosure, other than in the case of any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (provided that to the extent relating to any confidential information of the Borrower, such party shall provide prompt notice thereof to the extent practicable and not prohibited and use commercially reasonable efforts to cooperate with the Borrower in limiting such disclosure, other than in the case of any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), (f) if requested or required to do so in connection with any litigation or similar proceeding (provided that to the extent relating to any confidential information of the Borrower, such party shall provide prompt notice thereof to the extent practicable and not prohibited and use commercially reasonable efforts to cooperate with the Borrower in limiting such disclosure), (g) that has been publicly disclosed other than in breach of the provisions hereof or other confidentiality obligation known to the Administrative Agent or such Lender to be owing to the Borrower, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency (including any Rating Agency) that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) to any CUSIP bureau to the extent it is subject to substantially identical confidentiality provisions as those contained in this Agreement in another agreement between it and the Borrower, (j) to any credit insurer to the extent it is subject to substantially identical confidentiality provisions as those contained in this Agreement in another agreement between it and the Borrower, (k) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (l) if agreed by the Borrower in its sole discretion, to any other Person; provided, further, that this Section 10.14 shall not prohibit the Administrative Agent, any Arranger or any Lender from disclosing information pertaining to this Agreement of the type that is routinely provided by arrangers to data service providers (and limited to the name of the Borrower, the titles conferred to Lenders and their Affiliates hereunder and the date, type, maturity and aggregate amount of the facility evidenced by this Agreement), including league table providers, that serve the lending industry, on an anonymous basis.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.15 WAIVERS OF JURY TRIAL. THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

10.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and applied to the principal of the Loans of such Lender or, if it exceeds such unpaid principal, refunded to the Borrower. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of the Maximum Rate.

10.18 Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 11. GUARANTY

11.1 Guaranty. Each Loan Party hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Administrative Agent on behalf of the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations of such Loan Party. Each Loan Party further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

11.2 Guaranty of Payment. This Guaranty is a guaranty of payment and not of collection. Each Loan Party waives any right to require the Administrative Agent, any Issuing Lender or any Lender to sue any other Loan Party, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

11.3 No Discharge or Diminishment of Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Loan Party hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Party may have at any time against any Obligated Party, the Administrative Agent, any Issuing Lender, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Party hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Party hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Lender or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Lender or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

11.4 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Party hereby waives any defense based on or arising out of any defense of the Borrower or any Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Party irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Party confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Party under this Guaranty, except to the extent the Guaranteed Obligations have been Paid in Full.

To the fullest extent permitted by applicable law, each Loan Party waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Party against any Obligated Party or any security.

11.5 Rights of Subrogation. No Loan Party will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties have fully performed all their obligations to the Administrative Agent, the Issuing Lenders and the Lenders.

11.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by the Administrative Agent or a Lender in its discretion), each Loan Party’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Lenders and the Lenders are in possession of this Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Parties forthwith on demand by the Administrative Agent.

11.7 Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Party assumes and incurs under this Guaranty, and agrees that none of the Administrative Agent, any Issuing Lender or any Lender shall have any duty to advise any Loan Party of information known to it regarding those circumstances or risks.

11.8 Release of Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under this Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Upon Payment in Full of all Obligations, this Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Party thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

11.9 Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Party without withholding for any Taxes, unless such withholding is required by law. If any Loan Party determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Party may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Lender (as the case may be) receives the amount it would have received had no such withholding been made subject to the provisions of Section 2.15.

11.10 Maximum Liability. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Loan Party hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Party’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Party may have under this Guaranty, any other agreement or applicable law shall be taken into account.

11.11 Contribution.

(a) To the extent that any Loan Party shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which otherwise would have been paid by or attributable to such Loan Party if each Loan Party had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment, the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Party shall be equal to the excess of the fair saleable value of the property of such Loan Party over the total liabilities of such Loan Party (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Party that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Parties as of such date in a manner to maximize the amount of such contributions.

(c) This Section 11.11 is intended only to define the relative rights of the Loan Parties, and nothing set forth in this Section 11.11 is intended to or shall impair the obligations of the Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party or Loan Parties to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Parties against other Loan Parties under this Section 11.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

11.12 Liability Cumulative. The liability of each Loan Party as a Guarantor under this Section 11 is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Lenders and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

11.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.13 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 11.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 11.13 constitute, and this Section 11.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.14 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

For purposes hereof, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BLUE OWL FINANCE LLC, as the Borrower

By:	/s/ Alan Kirschenbaum
Name: Alan Kirschenbaum
Title: Chief Financial Officer

BLUE OWL CAPITAL HOLDINGS LP, as Parent Guarantor

By:	/s/ Alan Kirschenbaum
Name: Alan Kirschenbaum
Title: Chief Financial Officer

BLUE OWL CAPITAL CARRY LP, as Parent Guarantor

By:	/s/ Alan Kirschenbaum
Name: Alan Kirschenbaum
Title: Chief Financial Officer

OWL ROCK CAPITAL GROUP LLC, as Subsidiary Guarantor

By:	/s/ Alan Kirschenbaum
Name: Alan Kirschenbaum
Title: Chief Financial Officer

DYAL CAPITAL HOLDINGS LLC, as Subsidiary Guarantor

By:	/s/ Alan Kirschenbaum
Name: Alan Kirschenbaum
Title: Chief Financial Officer

Signature Page to Credit Agreement

Owl Rock Capital Advisors LLC

OWL ROCK CAPITAL GP HOLDINGS LP, as Subsidiary Guarantor

By:	/s/ Alan Kirschenbaum
Name: Alan Kirschenbaum
Title: Chief Financial Officer

DYAL GP HOLDINGS LLC, as Subsidiary Guarantor

By:	/s/ Alan Kirschenbaum
Name: Alan Kirschenbaum
Title: Chief Financial Officer

Signature Page to Credit Agreement

Blue Owl Finance LLC

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Lawrence Blat
Name: Lawrence Blat
Title: Authorized Signatory

Signature Page to Credit Agreement

Blue Owl Finance LLC

MUFG BANK, LTD., as an Issuing Lender and as a Lender

By:	/s/ Jacob Ulevich
Name: Jacob Ulevich
Title: Director

Signature Page to Credit Agreement

Blue Owl Finance LLC

BANK OF AMERICA, N.A., as an Issuing Lender and as a Lender

By:	/s/ Matthew C. White
Name: Matthew C. White
Title: Director

Signature Page to Credit Agreement

Blue Owl Finance LLC

JPMORGAN CHASE BANK, N.A., as an Issuing Lender and as a Lender

By:	/s/ Matthew D Griffith
Name: Matthew D Griffith
Title: Managing Director

Signature Page to Credit Agreement

Blue Owl Finance LLC

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Lender and as a Lender

By:	/s/ Megan Griffin
Name: Megan Griffin
Title: Director

Signature Page to Credit Agreement

Blue Owl Finance LLC

SUMITOMO MITSUI BANKING CORPORATION, as an Issuing Lender and as a Lender

By:	/s/ Ryoji Ito
Name: Ryoji Ito
Title: Managing Director, Joint General Manager

Signature Page to Credit Agreement

Blue Owl Finance LLC

SOCIETE GENERALE, as a Lender

By:	/s/ Scott Phillips
Name: Scott Phillips
Title: Managing Director

Signature Page to Credit Agreement

Blue Owl Finance LLC

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:	/s/ Timothy Cronin
Name: Timothy Cronin
Title: Vice President

Signature Page to Credit Agreement

Blue Owl Finance LLC

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

Signature Page to Credit Agreement

Blue Owl Finance LLC

Schedule 1.1

Revolving Commitments

Lender	Revolving Commitment
MUFG Bank, Ltd.	$75,000,000
Bank of America, N.A.	$75,000,000
JPMorgan Chase Bank, N.A	$75,000,000
Wells Fargo Bank, National Association	$75,000,000
Sumitomo Mitsui Banking Corporation	$75,000,000
Societe Generale	$50,000,000
State Street Bank and Trust Company	$50,000,000
Goldman Sachs Bank USA	$40,000,000

Total Revolving Commitments:	$515,000,000

Schedule 1.2

Issuing Lender Commitments

Issuing Lender	Issuing Lender Commitment
MUFG Bank, Ltd.	$7,500,000
Bank of America, N.A.	$7,500,000
JPMorgan Chase Bank, N.A	$7,500,000
Wells Fargo Bank, National Association	$7,500,000
Sumitomo Mitsui Banking Corporation	$7,500,000

L/C Commitment	$37,500,000